As filed with the Securities and Exchange Commission on September 3, 2009
Registration No. ______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
__________________________

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
__________________________

Wireless Ronin Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-1967918
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345
(952) 564-3500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Darin P. McAreavey
Vice President and
Chief Financial Officer
Wireless Ronin Technologies, Inc.
5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345
(952) 564-3500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to: Brett D. Anderson, Esq. Jen Randolph Reise, Esq. Nathan L. Buller, Esq. Briggs and Morgan, P.A. 2200 IDS Center Minneapolis, Minnesota 55402 (612) 977-8400 (phone) (612) 977-8650 (fax)
_______________

Approximate date of commencement of proposed sale to the public:
From time to time after the registration statement becomes effective.
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If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ __________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ __________

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per Unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	(1)	(2)	(2)	(3)
Warrants	(1)	(2)	(2)	(3)
Units	(1)	(2)	(2)	(3)
Total	(1)	N/A	$15,000,000	$837.00

(1)
There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of warrants to purchase common stock, and such indeterminate number of units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $15,000,000.  The proposed maximum offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.  The securities registered hereunder also include such indeterminate number of shares of common stock as may be issued upon exercise of warrants or pursuant to the anti-dilution provisions of any of such securities.  In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)   The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3) Calculated pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities under the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities n any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2009

Prospectus

$15,000,000

Wireless Ronin Technologies, Inc.

Common Stock
Warrants
Units
_______________

We may offer and sell common stock, warrants and any combination thereof, with a total value of up to $15,000,000.

This prospectus provides a general description of securities we may offer and sell from time to time. Each time we sell those securities, we will provide their specific terms in a supplement to this prospectus. Such prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We may offer and sell these securities, from time to time, through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis, at prices and on other terms to be determined at the time of offering. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

Our common stock is listed on the Nasdaq Global Market under the symbol “RNIN.” On September 1, 2009, the aggregate market value of our outstanding common stock held by non-affiliates was $38,066,700.  We have not previously offered securities pursuant to General Instruction I.B.6. of Form S-3 during the prior twelve calendar month period that ends on, and includes, the date of this prospectus.

An investment in our securities involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page 6 of this prospectus before investing in our securities.
_______________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

_______________

The date of this prospectus is _______________, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, from time to time, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $15,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities under this shelf registration process, we will provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement; provided that, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading “Available Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front cover of this document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities sold on a later date.

THIS PROSPECTUS MAY NOT BE USED TO OFFER AND SELL SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Available Information

We are subject to the information requirements of the Exchange Act.  Accordingly, we file reports, proxy statements and other information with the SEC.  You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act.  This prospectus does not contain all of the information, exhibits and undertakings set forth in the registration statement, certain parts of which are omitted as permitted by the rules and regulations of the SEC.  For further information, please refer to the registration statement which may be read and copied in the manner and at the sources described above.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC.  The information incorporated by reference is considered to be part of this registration statement.  Information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:

•	Annual Report on Form 10-K for the year ended December 31, 2008, including those sections incorporated by reference from our Definitive Schedule 14A (Proxy Statement) filed on April 29, 2009;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009;

•	Current Reports on Form 8-K filed on March 9, 2009 and June 12, 2009; and

•	Description of our common stock contained in our Registration Statement on Form 8-A/A (File No. 001-33169) filed on November 27, 2006, as the same may be amended from time to time.

We will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents.  Please direct written requests to Darin McAreavey, Vice President and Chief Financial Officer, Wireless Ronin Technologies, Inc., 5929 Baker Road, Suite 475, Minnetonka, Minnesota 55345.  Please direct telephone requests to Mr. McAreavey at (952) 564-3500.

Prospectus Summary

Because this is a summary, it does not contain all the information that may be important to you.  You should read this entire prospectus carefully, including the other information to which we refer you, before you decide to invest.

Business Overview

We have designed and developed application-specific visual marketing solutions. We provide dynamic digital signage solutions targeting specific retail and service markets through a suite of software applications collectively called RoninCast®. RoninCast® software is an enterprise-level content delivery system that manages, schedules and delivers digital content over wireless or wired networks. Our solution, a digital alternative to static signage, provides our customers with a dynamic visual marketing system designed to enhance the way they advertise, market and deliver their messages to targeted audiences. Our technology can be combined with interactive touch screens to create new platforms for conveying marketing messages.

We were incorporated in the State of Minnesota on March 23, 2000.  Our principal executive office is located at 5929 Baker Road, Suite 475, Minnetonka, Minnesota 55345.  Our telephone number at that address is (952) 564-3500.  We maintain a website at www.wirelessronin.com.  Our website, and the information contained therein, is not a part of this prospectus.

Abandoned Private Placement

Between July 20, 2009, and August 20, 2009, we were engaged in preliminary discussions with a number of potential investors, both directly and through registered broker-dealers, concerning a possible private placement of shares of our common stock having an aggregate offering value of approximately $6.0 million. We and any person acting on our behalf offered securities only to persons that were, or that we reasonably believed to be, accredited investors, as defined in Regulation D under the Securities Act of 1933, as amended. The private placement was intended to be completed in reliance upon Rule 506 of Regulation D. On August 20, 2009, we abandoned the private placement and all offering activity in connection therewith was terminated. No offers to buy or indications of interest given in the private placement discussions were accepted. This prospectus supersedes any offering materials used in the abandoned private placement.

The Securities We May Offer

We may offer shares of our common stock and warrants to purchase any of such securities, either individually or in units, with a total value of up to $15,000,000 from time to time under this prospectus, together with any applicable prospectus supplement, at prices and on terms to be determined by market conditions at the time of offering. Each time we offer securities under this prospectus, we will provide offerees with a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities being offered.

A prospectus supplement that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them and net proceeds to us.

Summary of Selected Financial Information

You should read the summary financial data below in conjunction with our financial statements and the related notes and with “Management’s Discussion and Analysis or Plan of Operation” included in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.  The statement of operations data for the years ended December 31, 2007 and 2008 and the balance sheet data as of December 31, 2007 and 2008 are derived from audited financial statements which are incorporated by reference into this prospectus.  The statement of operations data for the six months ended June 30, 2008 and 2009 and the balance sheet data as of June 30, 2009 are derived from unaudited financial statements which are incorporated by reference into this prospectus.

			Six Months Ended
	Years Ended December 31,		June 30,
	2007	2008	2008	2009

	(in thousands, except per share amounts)
Statement of Operations Data:
Sales	$5,985	$7,381	$3,530	$2,396
Cost of sales (exclusive of depreciation and amortization)	3,892	6,589	3,069	1,903
Sales and marketing expenses	2,806	3,999	2,330	1,434
Research and development expenses	1,198	2,541	1,044	939
General and administrative expenses	8,049	11,258	6,079	3,340
Depreciation and amortization	652	1,226	588	392
Termination of partnership agreement	704	50	-	-
Impairment of network equipment held for sale	-	1,766	-	-
Impairment of intangible assets	-	1,265	-	-
Other income	(1,229)	(620)	(423)	(54)
Net loss	$(10,086)	$(20,692)	$(9,157)	$(5,558)

Basic and diluted loss per common share	$(0.82)	$(1.41)	$(0.63)	$(0.37)
Weighted average basic and diluted shares outstanding	12,314	14,664	14,561	14,852

	As of	As of	As of
	December 31,	December 31,	June 30,
	2007	2008	2009
Balance Sheet Data:
Current assets	$34,923	$16,157	$10,604
Total assets	40,369	18,560	12,590
Current liabilities	4,610	2,387	1,572
Non-current liabilities	71	-	-
Total liabilities	4,681	2,387	1,572
Shareholders' equity	$35,688	$16,173	$11,018

Risk Factors

Before you invest in our securities, you should be aware that there are various risks, including those described below.  You should consider carefully these risk factors, the other information included in this prospectus and the other information to which we refer you, before you decide to invest.

Risks Related to Our Business

Our operations and business are subject to the risks of an early stage company with limited revenue and a history of operating losses. We have incurred losses since inception, and we have had only nominal revenue. We may not ever become or remain profitable.

Since inception, we have had limited revenue from the sale of our products and services, and we have incurred net losses. We incurred net losses of  $10,086,000 and $20,692,000 for the years ended December 31, 2007 and 2008, respectively and a net loss of $5,558,000 for the six months ended June 30, 2009.  As of June 30, 2009, we had an accumulated deficit of $69,770,000.

We have not been profitable in any year of our operating history and anticipate incurring additional losses into the foreseeable future. We do not know whether or when we will become profitable. Even if we are able to achieve profitability in future periods, we may not be able to sustain or increase our profitability in successive periods. We may require additional financing in the future to support our operations. For further information, please review the risk factor “Adequate funds for our operations may not be available, requiring us to curtail our activities significantly”.

We have formulated our business plans and strategies based on certain assumptions regarding the acceptance of our business model and the marketing of our products and services. However, our assessments regarding market size, market share, market acceptance of our products and services and a variety of other factors may prove incorrect. Our future success will depend upon many factors, including factors which may be beyond our control or which cannot be predicted at this time.

Our success depends on our RoninCast® system achieving and maintaining widespread acceptance in our targeted markets. If our products contain errors or defects, our business reputation may be harmed.

Our success will depend to a large extent on broad market acceptance of RoninCast® software and our other products and services among our prospective customers. Our prospective customers may still not use our solutions for a number of other reasons, including preference for static signage, unfamiliarity with our technology, preference for competing technologies or perceived lack of reliability. We believe that the acceptance of RoninCast® software and our other products and services by our prospective customers will depend on the following factors:

•	our ability to demonstrate RoninCast® software’s economic and other benefits;

•	our customers becoming comfortable with using RoninCast® software; and

•	the reliability of the RoninCast® software and the hardware comprising our digital signage systems.

Our software is complex and must meet stringent user requirements. Our products could contain errors or defects, especially when first introduced or when new models or versions are released, which could cause our customers to reject our products, result in increased service costs and warranty expenses and harm our reputation. We must develop our products quickly to keep pace with the rapidly changing digital signage and communications market. In the future, we may experience delays in releasing new products as problems are corrected. In addition, some undetected errors or defects may only become apparent as new functions are added to our products. Delays, costs and damage to our reputation due to product defects could harm our business.

World-wide efforts to cut capital spending, general economic uncertainty, and a weakening global economy could have a material adverse effect on us.

Disruptions in the economy and constraints in the credit markets have caused companies to reduce or delay capital investment.  Some of our prospective customers may cancel or delay spending on the development or roll-out of capital and technology projects with us due to the economic downturn.  Furthermore, the downturn has adversely affected certain industries in particular, including the automotive and restaurant industries, in which we have major customers.  We could also experience lower than anticipated order levels from current customers, cancellations of existing but unfulfilled orders, and extended payment or delivery terms.  The economic crisis could also materially impact us through insolvency of our suppliers or current customers.  While we have down-sized our operations to reflect the decrease in demand, we may not be successful in mirroring current demand.

We may experience fluctuations in our quarterly operating results.

We may experience variability in our total sales on a quarterly basis as a result of many factors, including the condition of the electronic communication and digital signage industry in general, shifts in demand for software and hardware products, technological changes and industry announcements of new products and upgrades, absence of long-term commitments from customers, timing and variable lead-times of customer orders, delays in or cancellations of customer orders, variations in component costs and/or adverse changes in the supply of components, variations in operating expenses, changes in our pricing policies or those of our competitors, the ability of our customers to pay for products and services, effectiveness in managing our operations and changes in economic conditions in general. We may not consider it prudent to adjust our spending levels on the same timeframe; therefore, if total sales decline for a given quarter, our operating results may be materially adversely affected. As a result of the potential fluctuations in our quarterly operating results, we believe that period-to-period comparisons of our financial results should not be relied upon as an indication of future performance. Further, it is possible that in future quarters our operating results will be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely be materially adversely affected.

Due to our dependence on a limited number of customers, we are subject to a concentration of credit risk.

In the case of insolvency by one of our significant customers, an account receivable with respect to that customer might not be collectible, might not be fully collectible, or might be collectible over longer than normal terms, each of which could adversely affect our financial position. In one case in the past, we converted a customer’s account receivable into a secured note receivable then into the underlying collateral, which we ultimately wrote off.  In the future, if we convert other accounts receivable into notes receivable or obtain the collateral underlying notes receivable, we may not be able to fully recover the amount due, which could adversely affect our financial position. Furthermore, the value of the collateral which serves to secure any such obligation is likely to deteriorate over time due to obsolescence caused by new product introductions and due to wear and tear suffered by those portions of the collateral installed and in use. There can be no assurance that we will not suffer credit losses in the future.

The integration and operation of an acquired business may disrupt our business and create additional expenses and we may not achieve the anticipated benefits of the acquisition. In the event we elect to expand our business through acquisitions, we cannot assure that such future acquisitions, if pursued and consummated, will be advantageous or profitable.

Integration of an acquisition involves numerous risks, including difficulties in converting information technology systems and assimilating the operations and products or services of an acquired business, the diversion of management’s attention from other business concerns, risks of entering markets in which we have limited or no direct prior experience, assumption of unknown liabilities, increased accounting and financial reporting risk, the potential loss of key associates and/or customers, difficulties in completing strategic initiatives already underway in the acquired or acquiring companies, unfamiliarity with partners of the acquired company, and difficulties in attracting additional key employees necessary to manage acquired operations, each of which could have a material adverse effect on our business, results of operations and financial condition.

In addition, we may determine to grow through future acquisitions of technologies, products or businesses. We may complete future acquisitions using cash, or through issuances of equity securities which could be dilutive, or through the incurrence of debt which could contain restrictive covenants. Finally, acquisitions may result in significant amortization expenses related to intangible assets. Such methods of financing could adversely affect our earnings. We cannot assure you that we will be successful in integrating any business acquired in the future. In addition, we cannot assure you that we will pursue or consummate future acquisitions or that any acquisitions, if consummated, will be advantageous or profitable for our company.

Most of our contracts are terminable by our customers with limited notice and without penalty payments, and early terminations could have a material effect on our business, operating results and financial condition.

Most of our contracts are terminable by our customers following limited notice and without early termination payments or liquidated damages due from them. In addition, each stage of a project often represents a separate contractual commitment, at the end of which the customers may elect to delay or not to proceed to the next stage of the project. We cannot assure you that one or more of our customers will not terminate a material contract or materially reduce the scope of a large project. The delay, cancellation or significant reduction in the scope of a large project or number of projects could have a material adverse effect on our business, operating results and financial condition.

Our prospective customers often take a long time to evaluate our products, with this lengthy and variable sales cycle making it difficult to predict our operating results.

It is difficult for us to forecast the timing and recognition of revenue from sales of our products because our prospective customers often take significant time evaluating our products before purchasing them. The period between initial customer contact and a purchase by a customer may be more than one year. During the evaluation period, prospective customers may decide not to purchase or may scale down proposed orders of our products for various reasons, including:

•	reduced need to upgrade existing visual marketing systems;

•	introduction of products by our competitors;

•	lower prices offered by our competitors; and

•	changes in budgets and purchasing priorities.

Our prospective customers routinely require education regarding the use and benefit of our products. This may also lead to delays in receiving customers’ orders.

Adequate funds for our operations may not be available, requiring us to curtail our activities significantly.

Based on our current and anticipated expense levels and our existing capital resources, we anticipate that our cash will be adequate to fund our operations for at least the next twelve months. Our future capital requirements, however, will depend on many factors, including our ability to successfully market and sell our products, develop new products and establish and leverage our strategic partnerships and reseller relationships. In order to meet our needs should we not become cash flow positive or should we be unable to sustain positive cash flow, we may be required to raise additional funding through public or private financings, including equity financings. Any additional equity financings may be dilutive to shareholders, and debt financing, if available, may involve restrictive covenants. Adequate funds for our operations, whether from financial markets, collaborative or other arrangements, may not be available when needed or on terms attractive to us, especially in light of recent turmoil in the credit markets. If adequate funds are not available, our plans to expand our business may be adversely affected and we could be required to curtail our activities significantly.  We may need additional funding in the future.  Necessary funding may not be available on terms that are favorable to our company, if at all.

Difficulty in developing and maintaining relationships with third party manufacturers, suppliers and service providers could adversely affect our ability to deliver our products and meet our customers’ demands.

We rely on third parties to manufacture and supply parts and components for digital signage systems we provide, and to provide order fulfillment, installation, repair services and technical and customer support. Our strategy to rely on third party manufacturers, suppliers and service providers involves a number of significant risks, including the loss of control over the manufacturing process, the potential absence of adequate capacity, the unavailability of certain parts and components used in our products and reduced control over delivery schedules, quality and costs. For example, we do not generally maintain a significant inventory of parts or components, but rely on suppliers to deliver necessary parts and components to third party manufacturers, in a timely manner, based on our forecasts. If delivery of our products and services to our customers is interrupted, or if our products experience quality problems, our ability to meet customer demands would be harmed, causing a loss of revenue and harm to our reputation. Increased costs, transition difficulties and lead times involved in developing additional or new third party relationships could adversely affect our ability to deliver our products and meet our customers’ demands and harm our business.

Reductions in hardware costs will likely decrease hardware pricing to our customers and would reduce our per unit revenue.

Our pricing includes a standard percentage markup over our cost of digital signage systems, such as computers and display monitors. As such, any decrease in our costs to acquire such components from third parties will likely be reflected as a decrease in our hardware pricing to our customers. Therefore, reductions in such hardware costs could potentially reduce our revenues.

Because our business model relies upon strategic partners and resellers, we expect to face risks not faced by companies with only internal sales forces.

We currently sell most of our digital signage systems and software licenses through an internal sales force. We anticipate that strategic partners and resellers will become a larger part of our sales strategy. We may not, however, be successful in forming relationships with qualified partners and resellers. If we fail to attract qualified partners and resellers, we may not be able to expand our sales network, which may have an adverse effect on our ability to generate revenue. Our anticipated reliance on partners and resellers involves several risks, including the following:

•	we may not be able to adequately train our partners and resellers to sell and service our software and services;

•	they may emphasize competitors’ products or decline to promote and sell our software and services;

•	channel conflict may arise between other third parties and/or our internal sales staff; and

•	software to manage content may be given away.

Our industry is characterized by frequent technological change. If we are unable to adapt our products and services and develop new products and services to keep up with these rapid changes, we will not be able to obtain or maintain market share.

The market for our products and services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, heavy competition and frequent new product and service introductions. If we fail to develop new products and services or modify or improve existing products and services in response to these changes in technology, customer demands or industry standards, our products and services could become less competitive or obsolete.

We must respond to changing technology and industry standards in a timely and cost-effective manner. We may not be successful in using new technologies, developing new products and services or enhancing existing products and services in a timely and cost effective manner. Our pursuit of necessary technology may require substantial time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on commercially reasonable terms or at all. We may not succeed in adapting our products and services to new technologies as they emerge. Furthermore, even if we successfully adapt our products and services, these new technologies or enhancements may not achieve market acceptance.

We recently replaced many members of our management and effected a substantial reduction in our associate headcount, and our failure to successfully adapt to these changes and/or a failure by our new management team to successfully manage our operations may adversely affect our business.

In 2008 we replaced a large portion of our management team, including our Chief Executive Officer, Chief Financial Officer, Executive Vice President of Engineering and Product Development, Executive Vice President and Chief Technical Officer and Executive Vice President of Content Engineering.  We only recently hired a permanent Chief Financial Officer and a Vice President of Product Development.  These transitions could create uncertainty and confusion among our employees, customers and shareholders.  In addition, the transitions may adversely affect or delay customer purchase decisions or decisions about the strategic direction of our business and raise concerns among our employees, customers and shareholders, all of which could affect our business, operating results and financial position.  Our future success depends on the ability of our senior management team, including a Chief Executive Officer who has been with our company only since December 2008 and a Chief Financial Officer who has been with our company only since March 2009, to work together to successfully implement our strategies and manage our operations.

Furthermore, we made two substantial reductions in corporate headcount, which we refer to as RIFs, in the fourth quarter of 2008.  The RIFs could create uncertainty and confusion among our current employees, customers and suppliers.  In addition, the RIFs might not result in the cost savings or efficiencies we anticipate.  The RIFs will require our remaining employees to fulfill new roles that they had not been filling in the past, and such staff reductions can cause increased attrition among remaining employees.  If we cannot operate our business in an effective manner, it may adversely affect our business, operating results and financial position.

Our future success depends on key personnel and our ability to attract and retain additional personnel.

Our key personnel include:

•	James C. Granger, President, Chief Executive Officer and Director;

•	Darin P. McAreavey, Vice President and Chief Financial Officer; and

•	Scott W. Koller, Executive Vice President and Chief Operating Officer.

If we fail to retain our key personnel or to attract, retain and motivate other qualified employees, our ability to maintain and develop our business may be adversely affected. Our future success depends significantly on the continued service of our key technical, sales and senior management personnel and their ability to execute our growth strategy. The loss of the services of our key employees could harm our business. We may be unable to retain our employees or to attract, assimilate and retain other highly qualified employees who could migrate to other employers who offer competitive or superior compensation packages.

Our ability to execute our business strategy depends on our ability to protect our intellectual property, and if any third parties make unauthorized use of our intellectual property, or if our intellectual property rights are successfully challenged, our competitive position and business could suffer.

Our success and ability to compete depends substantially on our proprietary technologies. We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and we rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, customers and others to protect our proprietary rights. Despite our precautions, unauthorized third parties might copy certain portions of our software or reverse engineer and use information that we regard as proprietary. In addition, confidentiality agreements with employees and others may not adequately protect against disclosure of our proprietary information.

As of June 30, 2009, we had one U.S. patent, and three U.S. and one Canadian patent applications pending relating to various aspects of our RoninCast® system. We cannot provide assurance that any additional patents will be granted. Even if they are granted, our patents may be successfully challenged by others or invalidated. In addition, any patents that may be granted to us may not provide us a significant competitive advantage. Although we have been granted patents and trademarks, they could be challenged in the future. If future trademark registrations are not approved because third parties own these trademarks, our use of these trademarks would be restricted unless we enter into arrangements with the third party owners, which might not be possible on commercially reasonable terms or at all. If we fail to protect or enforce our intellectual property rights successfully, our competitive position could suffer. We may be required to spend significant resources to monitor and protect our intellectual property rights. We may not be able to detect infringement and may lose competitive position in the market. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

Our industry is characterized by frequent intellectual property litigation, and we could face claims of infringement by others in our industry. Such claims are costly and add uncertainty to our business strategy.

The digital media and communications industry is characterized by uncertain and conflicting intellectual property claims and frequent intellectual property litigation, especially regarding patent rights. We could be subject to claims of infringement of third party intellectual property rights, which could result in significant expense and could ultimately result in the loss of our intellectual property rights. From time to time, third parties may assert patent, copyright, trademark or other intellectual property rights to technologies that are important to our business. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our industry of which we are not aware. We may in the future receive notices of claims that our products infringe or may infringe intellectual property rights of third parties. Any litigation to determine the validity of these claims, including claims arising through our contractual indemnification of our business partners, regardless of their merit or resolution, would likely be costly and time consuming and divert the efforts and attention of our management and technical personnel. If any such litigation resulted in an adverse ruling, we could be required to:

•	pay substantial damages;

•	cease the development, use, licensing or sale of infringing products;

•	discontinue the use of certain technology; or

•	obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on reasonable terms or at all.

MediaTile Company USA has informed us that it filed a patent application in 2004 related to the use of cellular technology for delivery of digital content. We currently use cellular technology to deliver digital content on a limited basis. While MediaTile has not alleged that our products infringe its rights, it may so allege in the future. We have not received any communications from MediaTile subsequent to its initial contact with us in February 2006, though we cannot assure you that MediaTile will not take up the matter again and seek to either bar us from using an allegedly infringing technology or seek a royalty for our use of such an allegedly infringing technology.

Our business may be adversely affected by malicious applications that interfere with, or exploit security flaws in, our products and services.

Our business may be adversely affected by malicious applications that make changes to our customers’ computer systems and interfere with the operation and use of our products. These applications may attempt to interfere with our ability to communicate with our customers’ devices. The interference may occur without disclosure to or consent from our customers, resulting in a negative experience that our customers may associate with our products. These applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. In addition, we offer a number of products and services that our customers download to their computers or that they rely on to store information and transmit information over the Internet. These products and services are subject to attack by viruses, worms and other malicious software programs, which could jeopardize the security of information stored in a customer’s computer or in our computer systems and networks. The ability to reach customers and provide them with a superior product experience is critical to our success. If our efforts to combat these malicious applications fail, or if our products and services have actual or perceived vulnerabilities, there may be claims based on such failure or our reputation may be harmed, which would damage our business and financial condition.

We could have liability arising out of our previous sales of unregistered securities.

Prior to our initial public offering, we financed our development and operations with proceeds from the sale of debt and equity securities to accredited investors. These securities were not registered under federal or state securities laws because we believed such sales were exempt under Section 4(2) of the Securities Act of 1933, as amended, and under Regulation D under the Securities Act. In addition, we issued stock purchase warrants to independent contractors and associates as compensation or as incentives for future performance in reliance upon the exemption provided by Rule 701 promulgated under Section 3(b) of the Securities Act. We have received no claim that such sales were in violation of securities registration requirements under such laws, but should a claim be made, we would have the burden of demonstrating that sales were exempt from such registration requirements. In addition, it is possible that a purchaser of our securities could claim that disclosures to them in connection with such sales were inadequate, creating potential liability under the anti-fraud provisions of federal and state securities or other laws. If successful, claims under such laws could require us to pay damages, perform rescission offers, and/or pay interest on amounts invested and attorneys’ fees and costs. Depending upon the magnitude of a judgment against us in any such actions, our financial condition and prospects could be materially and adversely affected.

We compete with other companies that have more resources, which puts us at a competitive disadvantage.

The market for digital signage software and systems is highly competitive and we expect competition to increase in the future. Some of our competitors or potential competitors have significantly greater financial, technical and marketing resources than our company. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than our company.

We expect competitors to continue to improve the performance of their current products and to introduce new products, services and technologies. Successful new product and service introductions or enhancements by our competitors could reduce sales and the market acceptance of our products and services, cause intense price competition or make our products and services obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. If we do not have sufficient resources to make these investments or are unable to make the technological advances necessary to be competitive, our competitive position will suffer. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Our failure to compete successfully against current or future competitors could adversely affect our business.

Our results of operations may depend upon selling our products and services to customers requiring large-scale rollouts and large-scale monitoring and maintenance, which we have not previously conducted.

Our results of operations may depend upon selling our products and services to those companies, and within those industries, that have many sites that could benefit from digital signage systems. Digital signage systems installation projects deploying hundreds or even thousands of systems present significant technical and logistical challenges that we have not yet demonstrated our ability to overcome. Digital signage technology employs sophisticated hardware and software that constantly evolves. Sites into which digital signage systems may be installed vary widely, including such factors as interference with wireless networks, ambient light, extremes of temperature and other factors that may make each individual location virtually unique. Managing the process of installing hundreds or thousands of dynamic, complicated digital signage systems into unique environments may present difficulties that we have not yet faced on projects performed to date with smaller numbers of digital signage systems. If our customers opt to engage us to provide system monitoring and maintenance services through our network operations center (“NOC”) on one or more large-scale implementations, we may not successfully or profitably monitor and maintain the hardware, software and content in a manner satisfactory to our customers or in compliance with our contractual obligations. The efficiency and effectiveness of NOC monitoring and maintenance are directly affected by our software and that software’s ability to monitor our customers’ systems. For large-scale implementations, we may need to further develop our software to facilitate efficient and effective system monitoring and maintenance. We cannot assure you that we will succeed in developing our software, digital signage systems, project management and infrastructure to successfully implement, monitor, manage and maintain large-scale implementation projects or ongoing operations. Our failure to do so could harm our business and financial condition.

We may be subject to sales and other taxes, which could have adverse effects on our business.

In accordance with current federal, state and local tax laws, and the constitutional limitations thereon, we currently collect sales, use or other similar taxes in state and local jurisdictions where we have a physical presence that we understand to be sufficient to require us to collect and remit such taxes. One or more state or local jurisdictions may seek to impose sales tax collection obligations on us and other out-of-state companies which engage in commerce with persons in that state. Several U.S. states have taken various initiatives to prompt more sellers to collect local and state sales taxes. Furthermore, tax law and the interpretation of constitutional limitations thereon are subject to change. In addition, new or expanded business operations in states where we do not currently have a physical presence sufficient to obligate us to collect and remit taxes could subject shipments of goods into or provision of services in such states to sales tax under current or future laws. If our company grows, increased sales of our products and services to locations in various states and municipalities may obligate us to collect and remit sales tax and to pay state income and other taxes based upon increased presence in those jurisdictions. We will endeavor to collect, remit and pay those state and local taxes that we owe according to applicable law. State and local tax laws are, however, subject to change, highly complex and diverse from jurisdiction to jurisdiction. If one or more state or local jurisdictions successfully asserts that we must collect sales or other taxes beyond our current practices or that we owe unpaid sales or other taxes and penalties, it could adversely affect our business and financial condition.

We have received tax notices from local jurisdictions in Michigan seeking payment of property taxes for digital signage systems originally owned by NewSight Corporation in Meijer, Inc. stores but later subject to our collateral interest when we converted the NewSight account receivable to a secured promissory note.   Subsequent to our contractual agreement with NewSight to take ownership of hardware composing the digital signage networks to satisfy NewSight’s debt, local jurisdictions in Michigan asserted that we owed property taxes on such systems.  We have transferred ownership of these systems to Meijer, Inc. and its affiliates for a nominal sum.  We made this transfer in light of the facts that the network was not useful to us, had no commercial value, and that the costs of removing the hardware would be far greater than any amount we could recover from selling that hardware.  As a result, we believe that we owe nothing to the local taxing authorities but this is a determination that could be subject to dispute.  We do not believe that any amount that we expend to resolve the matter will be material but we cannot assure you of the outcome with certainty.

Our results of operations could be adversely affected by changes in foreign currency exchange rates, particularly fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar.

Since a portion of our operations and revenue occur outside the United States and in currencies other than the U.S. dollar, our results could be adversely affected by changes in foreign currency exchange rates. Additionally, given our ownership of Wireless Ronin Technologies (Canada), Inc., changes in the exchange rate between the U.S. dollar and the Canadian dollar can significantly affect company balances and our results of operations.

Risks Related to Our Securities

We are subject to financial reporting and other requirements for which our accounting, other management systems and resources may not be adequately prepared.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements and corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and NASDAQ.

In the event we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal control over financial reporting, investors and others may lose confidence in the reliability of our financial statements, and the trading price of our common stock and ability to obtain any necessary equity or debt financing could suffer. In addition, if our independent registered public accounting firm is unable to rely on our internal control over financial reporting in connection with its audit of our financial statements, and if it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our annual report with the SEC, which could also adversely affect the trading price of our common stock and our ability to secure any necessary additional financing, and could result in the delisting of our common stock from NASDAQ and the ineligibility of our common stock for quotation on the OTC Bulletin Board. In that event, the liquidity of our common stock would be severely limited and the market price of our common stock would likely decline significantly.

In addition, the foregoing regulatory requirements could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on board committees or as executive officers.

If we fail to comply with the NASDAQ requirements for continued listing, our common stock could be delisted from NASDAQ, which could hinder our investors’ ability to trade our common stock in the secondary market.

Generally, our common stock must sustain a minimum bid price of at least $1.00 per share and we must satisfy the other requirements for continued listing on NASDAQ. If our common stock is delisted from NASDAQ, trading in our common stock would likely thereafter be conducted in the over-the-counter markets in the so-called pink sheets or the OTC Bulletin Board. In such event, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, and there would likely be a reduction in the coverage of our company by securities analysts and the news media, thereby resulting in lower prices for our common stock than might otherwise prevail.

The market price of our stock may be subject to wide fluctuations.

The price of our common stock may fluctuate, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause our investors to lose part or all of their investment in our shares of common stock. Factors that could cause fluctuations include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of companies in our industry;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of financial market analysts;

•	investor perceptions of our industry, in general, and our company, in particular;

•	the operating and stock performance of comparable companies;

•	general economic conditions and trends;

•	major catastrophic events;

•	loss of external funding sources;

•	sales of large blocks of our stock or sales by insiders; or

•	departures of key personnel.

Our articles of incorporation, bylaws and Minnesota law may discourage takeovers and business combinations that our shareholders might consider in their best interests.

Anti-takeover provisions of our articles of incorporation, as amended, bylaws, as amended and Minnesota law could diminish the opportunity for shareholders to participate in acquisition proposals at a price above the then current market price of our common stock. For example, while we have no present plans to issue any preferred stock, our board of directors, without further shareholder approval, may issue up to 16,666,666 shares of undesignated preferred stock and fix the powers, preferences, rights and limitations of such class or series, which could adversely affect the voting power of our common stock. In addition, our bylaws, as amended provide for an advance notice procedure for nomination of candidates to our board of directors that could have the effect of delaying, deterring or preventing a change in control. Further, as a Minnesota corporation, we are subject to provisions of the Minnesota Business Corporation Act, or MBCA, regarding “control share acquisitions” and “business combinations.” We may, in the future, consider adopting additional anti-takeover measures. The authority of our board of directors to issue undesignated preferred stock and the anti-takeover provisions of the MBCA, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of our company not approved by our board of directors.

We do not anticipate paying cash dividends on our shares of common stock in the foreseeable future.

We have never declared or paid any cash dividends on our shares of common stock. We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for investors in our common stock for the foreseeable future.

A substantial number of shares are eligible for future sale by our current investors and the sale of those shares could adversely affect our stock price.

We have registered for resale 2,315,722 shares of our outstanding common stock and 1,802,523 shares underlying warrants under the registration statement that was originally declared effective by the SEC on February 8, 2007. If these shares, or additional shares that may be eligible for resale into the market, are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could be adversely affected.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in this document and documents incorporated by reference herein in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis or Plan of Operation” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements about:

•	our estimates of future expenses, revenue and profitability;

•	trends affecting our financial condition and results of operations;

•	our ability to obtain customer orders;

•	the availability and terms of additional capital;

•	our ability to develop new products;

•	our dependence on key suppliers, manufacturers and strategic partners;

•	industry trends and the competitive environment;

•	the impact of losing one or more senior executives or failing to attract additional key personnel; and

•	other factors referenced in this prospectus, including those set forth under the caption “Risk Factors.”

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Given these uncertainties, you should not attribute undue certainty to these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

The Offering

We may offer shares of our common stock and warrants to purchase our common stock, either individually or in units, with a total value of up to $15,000,000 from time to time under this prospectus, together with any applicable prospectus supplement, at prices and on terms to be determined by market conditions at the time of offering. Each time we offer securities under this prospectus, we will provide offerees with a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities being offered

A prospectus supplement that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them and net proceeds to us. The following is a summary of the securities we may offer with this prospectus.

Common Stock

We may offer shares of our common stock either alone or underlying other registered securities exercisable for our common stock. Holders of our common stock are entitled to such dividends as our board of directors may declare from time to time out of legally available funds, subject to the preferential rights of the holders of any shares of our preferred stock that are outstanding or that we may issue in the future. Currently, we do not pay dividends. Each holder of our common stock is entitled to one vote per share. In this prospectus, we provide a general description of, among other things, the rights and restrictions that apply to holders of our common stock under the heading “Description of Capital Stock.”

Warrants

We may issue warrants for the purchase of common stock. Warrants may be offered independently or together with common stock offered by any prospectus supplement and may be attached to or separate from those securities. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe in particular the terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of warrant agreement, which may include a form of warrant certificate, that describes the terms of the of the particular series of warrants we are offering before the issuance of the related series of warrants. We may issue the warrants under a warrant agreement that we will enter into with a warrant agent to be selected by us. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplement related to the particular series of warrants that we sell under this prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	the terms of any rights to redeem or call the warrants;

•	United States federal income tax consequences of holding or exercising the warrants, if material; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

Each warrant will entitle its holder to purchase the number of shares of common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

We will specify the place or places where, and the manner in which, warrants may be exercised in the warrant agreement or warrant certificate and applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends or payments upon our liquidation, dissolution or winding up on the common stock purchasable upon exercise, if any.

Units

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file with the SEC the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

We may issue units comprised of one or more shares of common stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We may issue units in such amounts and in numerous distinct series as we determine. We will describe in the applicable prospectus supplement the terms of the series of units, including, but not limited to:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under the captions “Common Stock” or “Warrants” will apply to each unit and to any common stock or warrant included in each unit, respectively.

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

Use of Proceeds

Except as described in any prospectus supplement in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus for general corporate purposes, including working capital. We may also use the net proceeds to repay any debts and/or invest in or acquire complementary businesses, products or technologies, although we have no current commitments or agreements with respect to any such investments or acquisitions as of the date of this prospectus. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. Pending use of the net proceeds, we intend to invest the proceeds in short-term, investment-grade, interest-bearing instruments.

When we offer a particular series of securities, we will describe the intended use of the net proceeds from that offering in a prospectus supplement. The actual amount of net proceeds we spend on a particular use will depend on many factors, including, our future capital expenditures, the amount of cash required by our operations, and our future revenue growth, if any. Therefore, we will retain broad discretion in the use of the net proceeds.

Description of Capital Stock

Our authorized capital stock consists of 66,666,666 shares, par value $0.01 per share, consisting of 50,000,000 shares of common stock and 16,666,666 shares of preferred stock, par value $0.01 per share. As of September 1, 2009, we had 14,956,166 shares of common stock outstanding held by 95 record holders, and no outstanding shares of preferred stock.

Common Stock

The holders of our common stock:

•	have the right to receive ratably any dividends from funds legally available therefor, when, as and if declared by our board of directors;

•	are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up of the affairs of our company; and

•	are entitled to one vote per share on all matters which shareholders may vote on at all meetings of shareholders.

All shares of our common stock now outstanding are fully paid and nonassessable and the shares of common stock to be issued in this offering will be fully paid and nonassessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock.

The holders of our common stock do not have cumulative voting rights. Subject to the rights of any future series of preferred stock, the holders of a plurality of outstanding shares voting for the election of our directors can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our directors.

Undesignated Preferred Stock

Under governing Minnesota law and our articles of incorporation, as amended, no action by our shareholders is necessary, and only action of our board of directors is required, to authorize the issuance of up to 16,666,666 shares of undesignated preferred stock. Our board of directors is empowered to establish, and to designate the name of, each class or series of the undesignated preferred shares and to set the terms of such shares, including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences. Accordingly, our board of directors, without shareholder approval, may issue preferred stock having rights, preferences, privileges or restrictions, including voting rights, that may be greater than the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock and delaying or preventing a change in control of our company without further action by our shareholders. Our board of directors has no present plans to issue any shares of preferred stock.

Warrants

As of September 1, 2009, we had warrants outstanding for the purchase of 1,859,010 shares of our common stock, exercisable at prices ranging from $2.25 to $11.25 per share, subject to adjustment pursuant to anti-dilution provisions contained in the warrant agreements.

Anti-Takeover Provisions

Certain provisions of Minnesota law and our articles of incorporation, as amended and bylaws, as amended described below could have an anti-takeover effect. These provisions are intended to provide management with flexibility in responding to an unsolicited takeover offer and to discourage certain types of unsolicited takeover offers for our company. However, these provisions could have the effect of discouraging attempts to acquire us, which could deprive our shareholders of opportunities to sell their shares at prices higher than prevailing market prices.

Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisition of our voting stock from a person, other than us and other than in connection with certain mergers and exchanges to which we are a party, that results in the acquiring person owning 20% or more of our voting stock then outstanding. Similar triggering events occur at the one-third and majority ownership levels. Section 302A.671 requires approval of any such acquisition by a majority vote of our disinterested shareholders and a majority vote of all of our shareholders. In general, shares acquired in excess of the applicable percentage threshold in the absence of such approval are denied voting rights and are redeemable at their then fair market value by us during a specified time period.

Section 302A.673 of the Minnesota Business Corporation Act generally prohibits us or any of our subsidiaries from entering into any business combination transaction with a shareholder for a period of four years after the shareholder acquires 10% or more of our voting stock then outstanding. An exception is provided for circumstances in which, before the 10% share-ownership threshold is reached, either the transaction or the share acquisition is approved by a committee of our board of directors composed of one or more disinterested directors.

The Minnesota Business Corporation Act contains a “fair price” provision in Section 302A.675. This provision provides that no person may acquire any of our shares within two years following the person’s last purchase of our shares in a takeover offer unless all shareholders are given the opportunity to dispose of their shares to the person on terms that are substantially equivalent to those in the earlier takeover offer. This provision does not apply if the acquisition is approved by a committee of disinterested directors before any shares are acquired in the takeover offer.

Section 302A.553, sub. 3, of the Minnesota Business Corporation Act prohibits us from purchasing any voting shares owned for less than two years from a holder of more than 5% of our outstanding voting stock for more than the market value of the shares. Exceptions to this provision are provided if the share purchase is approved by a majority of our shareholders or if we make a repurchase offer of equal or greater value to all shareholders.

Our articles of incorporation, as amended provide that the holders of our common stock do not have cumulative voting rights. For the shareholders to call a special meeting, our bylaws, as amended require that at least 10% of the voting power must join in the request. Our articles of incorporation,as amended give our board of directors the power to issue any or all of the shares of undesignated preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking shareholder approval. Our board of directors also has the right to fill vacancies of the board, including a vacancy created by an increase in the size of the board of directors.

Our bylaws, as amended provide for an advance notice procedure for the nomination, other than by or at the direction of the board of directors, of candidates for election as directors, as well as for other shareholder proposals to be considered at annual meetings of shareholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received by us not less than 90 days prior to the date fixed for the annual meeting, and must contain certain information concerning the persons to be nominated or the matters to be brought before the meeting and concerning the shareholders submitting the proposal.

Transfer Agent and Registrar

The transfer agent and registrar with respect to our common stock is Registrar and Transfer Company.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “RNIN.”

Plan of Distribution

We may sell the securities to or through underwriters, dealers or agents, or directly, to one or more purchasers. A prospectus supplement or supplements will describe the terms of the offering of the securities, including, to the extent applicable

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the terms of any agency agreement or arrangement, including any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

We may distribute the securities from time to time in one or more transactions at:

•	fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for the period of their appointment or to sell our securities on a continuing basis. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the applicable prospectus supplement.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any applicable prospectus supplement naming any such underwriter. Only underwriters we name in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to offerings under this prospectus, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is currently listed on the Nasdaq Global Market. We may elect to list any other class or series of securities on any exchange or market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Passive Market Making

Any underwriters who are qualified market makers on the Nasdaq Global Market may engage in passive market making transactions in the securities on the Nasdaq Global Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Legal Matters

For purposes of this offering, Briggs and Morgan, Professional Association, is giving its opinion on the validity of the shares.

Experts

The consolidated financial statements of Wireless Ronin Technologies, Inc. as of December 31, 2007 and 2008 and for the years ended December 31, 2008, 2007 and 2006, incorporated by reference herein, and the effectiveness of our internal control over financial reporting as of December 31, 2008 have been audited by Baker Tilly Virchow Krause, LLP, independent registered public accountants.  The foregoing financial statements have been so incorporated in reliance upon the reports of such firm given upon its authority as experts in auditing and accounting.

Limitation of Liability and Indemnification

As permitted by Section 302A.251 of the Minnesota Statutes, Article 6 of our articles of incorporation, as amended, limits the liability of our directors to the fullest extent permitted under Minnesota law. Specifically, our directors will not be liable to our company or the shareholders for monetary damages for breach of fiduciary duty as a director. In addition, Article 7 of our articles of incorporation, as amended provides that we will indemnify and may, in the discretion of our board of directors, insure our current and former directors, officers and employees in the manner and to the fullest extent permitted by law.  Section 7.1 of our bylaws, as amended provides that we will indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons:  (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

You should only rely on the information contained in this document or that to which we have referred you.  We have not authorized anyone to provide you with information that is different.  You should not assume that the information in this document is accurate as of any date other than the date on the front of this document.  This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.
Until _______, ______ all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.
Wireless Ronin Technologies, Inc. Common Stock Warrants Units ____________________ PROSPECTUS ____________________ ______________, 2009

Part II — Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution

Expenses in connection with the issuance and distribution of the securities being registered hereunder are estimated below.  We will pay the expenses of this registration.

SEC registration fee	$837
Legal fees and expenses	50,000
Accounting fees and expenses	30,000
Printing and engraving expenses	10,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous expenses	4,163
Total	$100,000

Item 15. Indemnification of Directors and Officers

Section 302A.521, subd. 2, of the Minnesota Statutes requires that we indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines, (2) acted in good faith, (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director, (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the company, or, in the case of performance by a director, officer or employee of the company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.  In addition, Section 302A.521, subd. 3, requires payment by us, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances.  A decision as to required indemnification is made by a disinterested majority of our board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.

Our articles of incorporation,as amended and bylaws, as amended provide that we shall indemnify each of our directors, officers and employees to the fullest extent permissible by Minnesota Statute, as detailed above.  We also maintain a director and officer liability insurance policy.

Item 16.  Exhibits

See “Index to Exhibits.”

Item 17. Undertakings

(a)           Rule 415 Offering.  The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A)           Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B)           Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.

(C)           Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§ 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           Filings Incorporating Subsequent Exchange Act Documents by Reference.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective on Filing. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)           The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on September 3, 2009.

WIRELESS RONIN TECHNOLOGIES, INC.

By:/s/ James C. Granger
James C. Granger
President, Chief Executive Officer and Director

Power Of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James C. Granger and Darin P. McAreavey, and each of them, as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James C. Granger James C. Granger	President, Chief Executive Officer and Director (Principal Executive Officer)	September 3, 2009
/s/ Darin P. McAreavey Darin P. McAreavey	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 3, 2009
/s/ Gregory T. Barnum Gregory T. Barnum	Chairman	September 3, 2009
/s/ Stephen F. Birke Stephen F. Birke	Director	September 3, 2009
/s/ Thomas J. Moudry Thomas J. Moudry	Director	September 3, 2009
/s/ William F. Schnell Dr. William F. Schnell	Director	September 3, 2009
/s/ Brett A. Shockley Brett A. Shockley	Director	September 3, 2009
/s/ Geoffrey J. Obeney Geoffrey J. Obeney	Director	September 3, 2009

INDEX TO EXHIBITS

Exhibit Number	Description
1(1)	Form of Underwriting/Agency Agreement.
3.1	Articles of Incorporation, as amended, of the Registrant (incorporated by reference to our Pre-Effective Amendment No. 1 to Form SB-2 filed on October 12, 2006 (File No. 333-136972)).
3.2	Bylaws, as amended, of the Registrant (incorporated by reference to our Quarterly Report on Form 10-QSB for the period ended September 30, 2007 (File No. 001-33169)).
4.1	Specimen common stock certificate of the Registrant (incorporated by reference to our Pre-Effective Amendment No. 1 to Form SB-2 filed on October 12, 2006 (File No. 333-136972)).
4.2(1)	Form of Common Stock Warrant Agreement and Warrant Certificate.
4.3(1)	Form of Unit Agreement.
5	Opinion of Briggs and Morgan, Professional Association.
23.1	Consent of Briggs and Morgan, Professional Association (filed as part of Exhibit 5).
23.2	Consent of Independent Registered Public Accounting Firm.
24	Powers of Attorney (on signature page).
____________________________

(1)	To be filed by amendment or by report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference, if applicable.